Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2025 Financial Results

●	Centers for Medicare & Medicaid Services (CMS) established coding validating superficial radiotherapy (SRT) for treating non-melanoma skin cancer
●	Revenues of $6.9 million
●	Shipped 16 SRT systems including three to China
●	Fair Deal Agreement (FDA) treatment volume increased 20% over the second quarter
●	Exited the quarter with $24.5 million in cash and no debt

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 6, 2025) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and nine months ended September 30, 2025.

Highlights of the third quarter of 2025 and subsequent weeks include the following:

●	CMS established coding validating SRT for treating non-melanoma skin cancer
●	Revenues were $6.9 million

●	Net loss was $0.9 million, or $0.06 per share

●	Shipped 16 SRT systems, including 10 to a large customer and three internationally

●	21 FDA sites were active with 11 pending to go live

●	Recorded a 20% increase in FDA treatment volume compared with the second quarter of 2025 and a 52% increase compared with the first quarter of 2025

●	Study published in Dermatologic Therapy demonstrated the efficacy of Sensus’ SRT combined with punch excision to treat keloids

Management Commentary

“Earlier this week, CMS published first-ever dedicated CPT® codes for SRT that represents compelling economics and reimbursement certainty. These new codes narrow the gap between office-based reimbursement and hospital outpatient rates, and by leveling the playing field, they enable strengthening adoption for SRT,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “We are extremely excited for our physician partners and customers, and especially for their patients, as this is clear validation of our SRT technology for treating non-melanoma skin cancer and keloids for years to come, supported by strong reimbursement. Internationally, we are laying groundwork for broader expansion following our MDSAP certification and are seeing strong interest across select markets.”

“During the third quarter, we continued to execute on our strategic priorities and made progress in several areas across the business,” added Mr. Sardano. “We shipped 16 SRT systems, including three to China, and saw healthy utilization trends within our Fair Deal Agreement program. FDA treatment volumes were up 20% over the second quarter and up 52% compared with the first quarter, underscoring the ongoing adoption among installed sites and the growing awareness of SRT and IG-SRT among patients and providers. We exited the quarter with $24.5 million in cash and no debt. Importantly, with nearly 100 systems in inventory, we are well positioned to respond quickly to market demand.”

“In September we announced the publication of new clinical findings demonstrating that SRT offers significant benefit when combined with punch excision to treat keloids. This study is one of very few to examine punch excision debulking with SRT, and the findings reinforce SRT’s versatility and medical relevance beyond aesthetics, helping further validate our technology’s growing utility across multiple indications and procedures,” concluded Mr. Sardano.

Third Quarter Financial Results

Revenues were $6.9 million for the third quarter of 2025 compared to $8.8 million for the third quarter of 2024, a decrease of $1.9 million, or 21.6%. The number of units sold in the third quarter of 2025 was 16 compared to 27 in the third quarter of 2024. The decrease in revenue was primarily driven by a lower number of units sold to a large customer in the third quarter of 2025 compared to the third quarter of 2024, slightly offset by revenue recognized from the new placement program under the Fair Deal Agreement.

Cost of sales was $4.2 million for the third quarter of 2025 compared with $3.6 million for the third quarter of 2024. The increase was primarily related to higher costs of servicing systems and the cost associated with the new placement program compared with the prior-year period.

Gross profit was $2.7 million for the third quarter of 2025 compared with $5.2 million for the third quarter of 2024. Gross margin was 39.1% in the third quarter of 2025 compared with 59.1% in the corresponding period in 2024. The decreases were primarily driven by lower sales, higher costs of servicing systems and the cost associated with the new placement program.

General and administrative expense was $1.9 million for the third quarter of 2025 compared with $1.6 million for the third quarter of 2024, with the increase reflecting higher IT and professional services fees and compensation.

Selling and marketing expense was $1.5 million for the third quarter of 2025 compared with $1.3 million for the third quarter of 2024, with the increase reflecting higher headcount and payroll costs due to commissions related to the new placement program.

Research and development expense was $1.8 million for the third quarter of 2025 compared with $0.9 million for the third quarter of 2024, with the increase reflecting significant lobbying costs related to billing code reimbursement, higher headcount and an increase in product development costs related to next-generation systems.

Other income of $0.2 million for the third quarter of 2025 and $0.3 million for the third quarter of 2024 was related primarily to interest income.

Net loss for the third quarter of 2025 was $0.9 million, or $0.06 per share, compared with net income of $1.2 million, or $0.07 per diluted share, for the third quarter of 2024.

Adjusted EBITDA for the third quarter of 2025 was negative $2.4 million compared with positive $1.6 million for the third quarter of 2024. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reason these non-GAAP financial measures are provided.

Cash and cash equivalents were $24.5 million as of September 30, 2025, compared with $22.1 million as of December 31, 2024. The Company had no outstanding borrowings under its revolving line of credit at the end of either period.

Nine Month Financial Results

Revenues were $22.5 million for the first nine months of 2025 compared to $28.7 million for the first nine months of 2024, a decrease of $6.2 million, or 21.6%. The number of units sold in the first nine months of 2025 was 56 compared to 76 in the first nine months of 2024. The decrease in revenue was primarily driven by a lower number of units sold to a large customer, slightly offset by revenue recognized from the new placement program under the Fair Deal Agreement in the 2025 period.

Cost of sales was $12.6 million for the first nine months of 2025 compared with $11.4 million for the same period in 2024. The increase was primarily related to higher costs of servicing systems and the cost associated with the new placement program in the 2025 period.

Gross profit was $10.0 million for the first nine months of 2025 compared with $17.3 million for the same period in 2024. Gross margin was 44.4% in the first nine months of 2025 compared with 60.3% in the corresponding period in 2024. The decreases were primarily driven by lower sales, higher costs of servicing systems and the cost associated with the new placement program in the 2025 period.

General and administrative expense was $6.1 million for the first nine months of 2025 compared with $4.7 million for the same period in 2024. The increase was primarily due to higher professional fees and insurance cost.

Selling and marketing expense was $5.1 million for the first nine months of 2025 compared with $3.6 million for the same period in 2024. The increase was primarily driven by an increase in tradeshow costs, payroll cost due to commissions related to the new placement program, and an increase in headcount.

Research and development expense was $5.9 million for the first nine months of 2025 compared with $2.7 million for the same period in 2024. The increase was primarily due to significant lobbying costs related to billing code reimbursement, higher headcount and an increase in product development costs related to next-generation systems.

Other income of $0.5 million for the first nine months of 2025 and $0.7 million for the same period in 2024 relates primarily to interest income.

Net loss for the first nine months of 2025 was $4.6 million, or $0.28 per share, compared with net income of $5.1 million, or $0.31 per diluted share, for the first nine months of 2024.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2025	2024	2025	2024
Net (loss) income, as reported	$(943)	$1,215	$(4,552)	$5,101
Add:
Depreciation and amortization	98	53	283	154
Stock compensation expense	73	45	219	201
Income tax (benefit) expense	(1,466)	559	(2,079)	1,965
Interest income, net	(160)	(279)	(528)	(702)
Adjusted EBITDA, non GAAP	$(2,398)	$1,593	$(6,657)	$6,719

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call using this link to receive a unique dial-in number to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those unable to pre-register can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please ask the operator to be connected to the Sensus Healthcare conference call.

The call will be webcast live and can be accessed at this link or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a telephone replay will be available until December 6th by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International). At the system prompt, enter the replay code 5165150. An archived webcast will be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation (including the possibility of tariffs on equipment we export or materials we import), or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission.

To date, the Middle East conflict, the Russian invasion of Ukraine, and other geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$24,453	$22,056
Accounts receivable, net	9,336	19,731
Inventories	13,040	10,097
Prepaid inventory	1,341	3,347
Other current assets	2,035	1,507
Total current assets	50,205	56,738
Property and equipment, net	2,522	1,997
Deferred tax asset	4,237	2,197
Operating lease right-of-use assets, net	513	581
Other noncurrent assets	818	652
Total assets	$58,295	$62,165
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$5,619	$4,811
Product warranties	279	329
Operating lease liabilities, current portion	257	204
Deferred revenue, current portion	648	541
Total current Liabilities	6,803	5,885
Operating lease liabilities, net of current portion	277	398
Deferred revenue, net of current portion	21	55
Total liabilities	7,101	6,338
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—

Common stock, $0.01 par value – 50,000,000 authorized; 17,031,845 issued and 16,440,036 outstanding at September 30, 2025; 17,036,845 issued and 16,495,396 outstanding at December 31, 2024	169	169

Additional paid-in capital	46,014	45,795
Treasury stock, 591,809 and 541,449 shares at cost, at September 30, 2025 and December 31, 2024, respectively	(3,871)	(3,571)
Retained earnings	8,882	13,434
Total stockholders’ equity	51,194	55,827
Total liabilities and stockholders’ equity	$58,295	$62,165

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,884	$8,839	$22,543	$28,741
Cost of sales	4,171	3,599	12,573	11,416
Gross profit	2,713	5,240	9,970	17,325
Operating expenses:
Selling and marketing	1,546	1,309	5,122	3,575
General and administrative	1,917	1,573	6,111	4,731
Research and development	1,819	863	5,896	2,655
Total operating expenses	5,282	3,745	17,129	10,961
(Loss) income from operations	(2,569)	1,495	(7,159)	6,364
Other income:
Interest income, net	160	279	528	702
Other income, net	160	279	528	702
(Loss) income before income tax	(2,409)	1,774	(6,631)	7,066
(Benefit from) provision for income taxes	(1,466)	559	(2,079)	1,965
Net (loss) income	$(943)	$1,215	$(4,552)	$5,101
Net (loss) income per share – basic	$(0.06)	$0.07	$(0.28)	$0.31

diluted	$(0.06)	$0.07	$(0.28)	$0.31
Weighted average number of shares used in computing net (loss) income per share – basic	16,320,036	16,321,131	16,327,233	16,304,913

diluted	16,320,036	16,345,749	16,327,233	16,332,485

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